                                  EXHIBIT 2(a)

UNITED STATES BANKRUPTCY COURT
FOR THE DISTRICT OF NEW JERSEY

- - - - - - - - - - - - - - - - - - - - x

In re:

                 :                                    Chapter 11
THE CLARIDGE HOTEL AND CASINO           :             Jointly Administered
CORPORATION and THE CLARIDGE AT                       Case No. 99-17399
PARK PLACE, INCORPORATED,               :

                  Debtors.

                 :
- - - - - - - - - - - - - - - - - - - - x

In re:                                  :

ATLANTIC CITY BOARDWALK                 :
ASSOCIATES, L.P.,                                     Chapter 11
                                        :             Case No. 99-18903
                  Debtor.
- - - - - - - - - - - - - - - - - - - - x

            --------------------------------------------------------
                     FIRST AMENDED JOINT CHAPTER 11 PLAN OF
               REORGANIZATION OF (A) THE CLARIDGE HOTEL AND CASINO
                   CORPORATION AND THE CLARIDGE AT PARK PLACE,
                       INCORPORATED; AND (B) ATLANTIC CITY
                           BOARDWALK ASSOCIATES, L.P.
            --------------------------------------------------------

May __, 2000

CLIFFORD CHANCE ROGERS & WELLS LLP          LOWENSTEIN SANDLER PC
200 Park Avenue                             65 Livingston Avenue
New York, NY 10166                          Roseland, NJ 07068
(212) 878-8000                              (973) 597-2500

                                            Counsel for Atlantic City Boardwalk
                                            Associates, L.P.
ARCHER & GREINER, P.C.
One Centennial Square
Haddonfield, NJ 08033
(856) 795-2121

Co-Counsel for The Claridge and
Casino Corporation and The Claridge
at Park Place, Incorporated

                                TABLE OF CONTENTS

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
ARTICLE I        DEFINITIONS.............................................................  1
      1.1           Definitions .........................................................  1
      1.2           Document References .................................................  9
      1.3           Other Definitions ...................................................  9

ARTICLE II       ADMINISTRATIVE AND PRIORITY TAX CLAIMS ................................. 10
      2.1           Administrative Expense Claims ....................................... 10
      2.2           Source of Funding ................................................... 10
      2.3           Bar Date for Administrative Expense Claims .......................... 10
      2.4           Priority Tax Claims ................................................. 11
      2.5           Indenture Trustee Fees and Expenses ................................. 11

ARTICLE III      CLASSIFICATION OF CLAIMS AND INTERESTS ................................. 12
      3.1           Classification of Claims ............................................ 12
      3.2           Class 1:  Priority Claims ........................................... 12
      3.3           Class 2:  Miscellaneous Secured Claims .............................. 12
      3.4           Class 3:  First Mortgage Note Claims ................................ 12
      3.5           Class 4:  General Corporation Claims ................................ 13
      3.6           Class 5:  General CPPI Claims ....................................... 13
      3.7           Class 6:  ACBA, CPPI and Corporation General
                    Convenience Class Claims............................................. 13
      3.8           Class 7:  General ACBA Claims ....................................... 13
      3.9           Class 8:  Intercompany Claims ....................................... 13
      3.10          Class 9:  Contingent Payment Rights Claims .......................... 13
      3.11          Class 10: Contingent Payment Claims ................................. 13
      3.12          Class 11: Corporation Interests ..................................... 13
      3.13          Class 12: CPPI Interests ............................................ 13
      3.14          Class 13: ACBA Interests ............................................ 13
      3.15          Classification Rules ................................................ 13

ARTICLE IV       IDENTIFICATION OF CLASSES OF CLAIMS AND INTERESTS IMPAIRED AND
                 NOT IMPAIRED BY THIS PLAN............................................... 14
      4.1           Classes of Claims Impaired by this Plan and
                    Entitled to Vote..................................................... 14
      4.2           Classes of Claims and Interests Impaired by this
                    Plan and Deemed to Reject this Plan ................................. 14
      4.3           Classes of Claims and Interests Not Impaired by this Plan and
                    Conclusively Presumed to Accept this Plan ........................... 14

ARTICLE V        PROVISIONS FOR TREATMENT OF CLAIMS AND INTEREST
      5.1           Priority Claims (Class 1) ........................................... 14
      5.2           Miscellaneous Secured Claims (Class 2) .............................. 14
      5.3           First Mortgage Note Claims (Class 3) ................................ 14
      5.4           General Corporation Claims (Class 4) ................................ 15



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                                TABLE OF CONTENTS
                                   (continued)

                                                                                         Page

      5.5           General CPPI Claims (Class 5) ....................................... 16
      5.6           Convenience Claims (Class 6) ........................................ 16
      5.7           General ACBA Claims (Class 7) ....................................... 17
      5.8           Intercompany Claims (Class 8) ....................................... 18
      5.9           Contingent Payment Rights Claims (Class 9) .......................... 18
      5.10          Contingent Payment Claims (Class 10) ................................ 18
      5.11          Corporation Interests (Class 11) .................................... 18
      5.12          CPPI Interests (Class 12) ........................................... 18
      5.13          ACBA Interests (Class 13) ........................................... 19

ARTICLE VI       UNEXPIRED LEASES AND EXECUTORY CONTRACTS................................ 19
      6.1           Generally ........................................................... 19
      6.2           Particular Contracts ................................................ 19
      6.3           Assumption and Assignment ........................................... 19
      6.4           Rejection ........................................................... 19
      6.5           Officers', Directors' and General Partners'
                    Indemnification Rights .............................................. 19
      6.6           Compensation and Benefit Programs ................................... 20

ARTICLE VII      DIRECTORS AND OFFICERS ................................................. 20
      7.1           Board of Directors .................................................. 20
      7.2           No Corporate or Partnership Action Required ......................... 20
      7.3           Powers and Duties of the Reorganized Claridge Debtors................ 21
      7.4           Officers' Incentive Plan ............................................ 21

ARTICLE VIII     IMPLEMENTATION OF THIS PLAN ............................................ 21
      8.1           Vesting of Property ................................................. 21
      8.2           Issuance of New Common Stock and New Notes .......................... 21
      8.3           Fractional Interests ................................................ 22
      8.4           Dissolution of ACBA ................................................. 22
      8.5           Cancellation of Securities, Notes or Other Instruments;
                    Discharge of Indenture Obligations................................... 22
      8.6           Surrender of Securities ............................................. 22
      8.7           Restated Certificate of Incorporation and Restated Bylaws............ 23
      8.8           Nonvoting Stock ..................................................... 23
      8.9           Authorization of Corporate Action ................................... 23

ARTICLE IX       DISCHARGE AND INJUNCTION ............................................... 23
      9.1           Discharge of Debtors ................................................ 23
      9.2           Injunction .......................................................... 24
      9.3           Exculpation ......................................................... 24


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                                TABLE OF CONTENTS
                                   (continued)

                                                                                         Page


ARTICLE X        PROVISIONS COVERING DISTRIBUTIONS ...................................... 25
      10.1          Time of Distributions Under this Plan ............................... 25
      10.2          Compliance With Tax Requirement ..................................... 25
      10.3          Distribution of Unclaimed Property .................................. 25
      10.4          Saturday, Sunday or Legal Holiday ................................... 25
      10.5          Distribution Record Date ............................................ 25

ARTICLE XI       PROCEDURES FOR RESOLVING DISPUTED CLAIMS ............................... 25
      11.1          Objections to Claims ................................................ 25
      11.2          Procedures For Resolving Disputed Claims ............................ 26
      11.3          Timing of Payments and Distributions With Respect to
                    Disputed Claims...................................................... 26
      11.4          Disputed Claim Reserve .............................................. 26
      11.5          Estimation of Claim ................................................. 26
      11.6          No Recourse to Reorganized Claridge Debtors ......................... 27
      11.7          Application of Article 11 to Indenture Trustee
                    and Noteholders' Claims.............................................. 27

ARTICLE XII      CONDITIONS TO CONFIRMATION AND EFFECTIVE DATE .......................... 27
      12.1          Condition Precedent to Confirmation Date ............................ 27
      12.2          Conditions to Effective Date ........................................ 28

ARTICLE XIII     MODIFICATION, REVOCATION OR WITHDRAWAL OF THE PLAN...................... 28
      13.1          Modification of Plan ................................................ 28
      13.2          Revocation or Withdrawal of Plan .................................... 29
      13.3          Nonconsensual Confirmation .......................................... 29

ARTICLE XIV      MISCELLANEOUS PROVISIONS ............................................... 29
      14.1          Bankruptcy Court to Retain Jurisdiction ............................. 29
      14.2          Binding Effect of this Plan ......................................... 29
      14.3          Retiree Benefits .................................................... 30
      14.4          The Debtors' Causes of Action ....................................... 30
      14.5          Setoffs ............................................................. 30
      14.6          Captions ............................................................ 30
      14.7          Method of Notice .................................................... 30
      14.8          Dissolution of any Committee ........................................ 31
      14.9          Governing Law ....................................................... 31
      14.10         Time ................................................................ 31
      14.11         Section 1146 Exemption .............................................. 32
      14.12         Severability ........................................................ 32
      14.13         Subordination Rights ................................................ 32
      14.14         Satisfaction of Actions Taken ....................................... 32
      14.15         Registration and Listing of New Notes and New
                    Common Stock......................................................... 32
      14.16         No Multiple Satisfactions ........................................... 32
      14.17         Plan Controls ....................................................... 34

                         DEBTORS' JOINT CHAPTER 11 PLAN

                  THE CLARIDGE HOTEL AND CASINO CORPORATION and THE CLARIDGE AT PARK PLACE, INCORPORATED, two of the above-captioned debtors and debtors-in-possession (the "Claridge Debtors") and ATLANTIC CITY BOARDWALK ASSOCIATES, L.P., the third above-referenced debtor, as debtor-in-possession ("ACBA"; collectively, with the Claridge Debtors, the "Debtors" or the "Proponents"), propose the following chapter 11 plan of reorganization pursuant to Section 1121(a) of the Bankruptcy Code. If the Plan is not confirmed as to each of the Debtors, it may not be confirmed as to any of the Debtors.

                                    ARTICLE I

                                   DEFINITIONS

         1.1 Definitions: Whenever from the context it appears appropriate, each term stated in either the singular or the plural shall include the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, the feminine and the neuter. Unless the context requires otherwise, the following words and phrases shall have the meanings set forth below when used in fully-or-initially-capitalized form in this Plan:

                  ACBA: Atlantic City Boardwalk Associates, L.P., a New Jersey limited partnership.

                  ACBA Interests: The equity interests in ACBA including, but not limited to, those represented by any limited partnership, general partnership or other ownership interests or rights with respect to ACBA, any options, warrants, calls, subscriptions or other similar rights or other agreements, commitments or outstanding securities obligating ACBA to issue, transfer or sell any interests in or to ACBA.

                  Administrative Expense Claims: Collectively, with respect to ACBA, CPPI or the Corporation, as the case may be, (a) any cost or expense of administration of the Chapter 11 Case of ACBA, CPPI or the Corporation, as the case may be, with priority under Section 507(a)(1) of the Bankruptcy Code, including, without limitation, costs and expenses allowed under Section 503(b) of the Bankruptcy Code, (b) any fees or charges assessed against the Estate of ACBA, CPPI or the Corporation, as the case may be, under title 28, United States Code, Section 1930; and (c) any Claims against ACBA arising following the Effective Date in connection with or relating to the liquidation, administration, winding up or dissolution of ACBA or its affairs, including the filing of any tax returns.

                  Administrative Office Building: means the real property and the improvements thereon owned by CPPI and located at 123 Indiana Avenue, Atlantic City, New Jersey and which by order dated April 5, 2000 of the Bankruptcy Court was sold to Greate Bay Hotel and Casino, Inc.

                  Affiliates:  As defined in Section 101 of the Bankruptcy Code.

                  Allowed: With respect to Claims and Interests, (a) any Claim against or Interest in the Debtors, proof of which is timely filed or by order of the Bankruptcy Court is not or will not be required to be filed, (b) any Claim or Interest that has been or is hereafter listed in the schedules of liabilities filed by the Debtors as liquidated in amount and not disputed or contingent or (c) any Claim allowed pursuant to this Plan; provided that, in each such case in (a) and (b) above, either (i) no objection to the allowance thereof shall have been interposed within the applicable period of time fixed by this Plan, the Bankruptcy Code, the Bankruptcy Rules or the Bankruptcy Court or (ii) if such an objection shall have been so interposed, the Claim or Interest shall have been allowed by a Final Order (but only to the extent so allowed).

                  AOB Escrow Account: means that certain interest bearing escrow account maintained at the Summit Bank for the benefit of the Indenture Trustee in which was deposited the sum of $1,500,000 which represented the initial purchase price paid for the Administrative Office Building.

                  Assets: means all property of the Estate of each of the Debtors, and includes the Hotel Assets but excludes the Administrative Office Building.

                  Avoiding Power Causes of Action: means rights and remedies accruing to the Debtors pursuant to Chapter 5 of the Bankruptcy Code, including 11 U.S.C.ss.ss.544(b), 546, 547, 548, 549, 550 or 553(b).

                  Ballot: The form distributed, together with the Disclosure Statement, to holders of Claims entitled to vote for the purpose of acceptance or rejection of this Plan.

                  Bankruptcy Code: Title 11 of the United States Code, as amended from time to time, as applicable to the Chapter 11 Cases.

                  Bankruptcy Court: The United States Bankruptcy Court for the District of New Jersey with jurisdiction over the Chapter 11 Cases and, to the extent of any reference made pursuant to 28 U.S.C. ss. 157, the United States Bankruptcy Court for the District of New Jersey, or any court having competent jurisdiction to enter the Confirmation Order.

                  Bankruptcy Rules: The Federal Rules of Bankruptcy Procedure, as amended, promulgated under section 2075 of title 28 of the United States Code and the Local Rules of the Bankruptcy Court, as applicable from time to time during the Chapter 11 Cases.

                  Bar Date: is the last date for filing Claims as fixed by the Bankruptcy Court.

                  Business Day: Any day other than a Saturday, Sunday or "legal holiday" as defined in Bankruptcy Rule 9006 (a).

                  Causes of Action: means all legal and equitable claims, demands, or causes of action held by the Debtors against any person, including Avoiding Power Causes of Action.

                  Chapter 11 Cases: means the respective cases under chapter 11 of the Bankruptcy Code concerning the Debtors which were commenced on the Filing Date.

                  Claim: Any right to (a) payment from any of the Debtors, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (b) an equitable remedy for breach of performance if such breach gives rise to a right to payment from either of the Debtors, whether or not such equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.

                  Claridge Debtors: means CPPI and Corporation.

                  Class: means a class of Claims or Interests as classified in the Plan.

                  Collateral: means any property of an Estate that secures an Allowed Secured Claim.

                  Collateral Trust Agreement: means that certain Collateral Trust Agreement by and among the Company, CPPI, the ACBA and the Collateral Trustee, dated as of January 31, 1994, as amended, supplemented or modified from time to time as permitted thereby and by this Indenture.

                  Committee: Any committee appointed pursuant to Section 1102(a) of the Bankruptcy Code in the Chapter 11 Cases.

                  Confirmation: The entry by the Bankruptcy Court of an order confirming this Plan.

                  Confirmation Date: The date on which the Confirmation Order shall be entered on the docket maintained by the Clerk of the Bankruptcy Court with respect to the Chapter 11 Cases.

                  Confirmation Hearing means the hearing before the Bankruptcy Court to consider confirmation of the Plan.

                  Confirmation Order: The order of the Bankruptcy Court confirming this Plan and approving the transactions contemplated herein.

                  Contingent Payment: means a Claim held by Webb or United Way, or their designees, equal to $20 million plus interest from December 1, 1988, at the rate of 15% per annum, compounded quarterly, in any proceeds ultimately recovered from the operations and/or the sale or refinancing of the Debtors or their assets in excess of the First Mortgage and other liabilities.

                  Contingent Payment Right: means any Claim held by a Releasing Investor (as defined in the Restructuring Agreement) to payment of any amount by either of the Claridge Debtors or ACBA, as the case may be, under the Restructuring Agreement.

                  Corporation: The Claridge Hotel & Casino Corporation, a New York corporation.

                  Corporation Interests: The equity interests in the Corporation including, but not limited to, those represented by shares of capital stock of the Corporation and any options, warrants, calls, subscriptions or other similar rights or other agreements, commitments or outstanding securities obligating the Corporation to issue, transfer or sell any shares of capital stock of the Corporation.

                  CPPI: means the Claridge at Park Place, Incorporated, a New Jersey corporation.

                  CPPI Guaranty: means that certain guaranty executed by CPPI on January 31, 1994 evidencing CPPI's guarantee of the Corporation's obligations under the First Mortgage Notes Indenture and the First Mortgage Notes and all amendments thereto prior to the date hereof.

                  CPPI Interests: The equity interests in CPPI including, but not limited to, those represented by shares of capital stock of CPPI and any options, warrants, calls, subscriptions or other similar rights or other agreements, commitments or outstanding securities obligating CPPI to issue, transfer or sell any shares of capital stock of CPPI, all of which are owned by the Corporation.
                  Creditor: means any Person that is the Holder of a Claim against any of the Debtors that arose on or before the Filing Date or through and including the Effective Date or a Claim against any of the Estates of the kind specified in Section 502(g), 502(h) or 502(i) of the Bankruptcy Code.

                  Debtors: means collectively, the Corporation, CPPI and ACBA.

                  Deficiency Claim: means the amount by which a Creditor's Claim exceeds the value of the Collateral that secures such Claim.

                  DEWNJ: means Del E. Webb New Jersey, Inc., a New Jersey corporation and a wholly-owned subsidiary of Webb.

                  Disbursing Agent means the Reorganized Corporation.

                  Disclosure Statement: means the disclosure statement distributed to holders of Claims entitled to vote for the purpose of accepting or rejecting this Plan in accordance with Section 1126(b)(1) of the Bankruptcy Code.

                  Disputed: means with respect to Claims, any Claim that is not Allowed.

                  Distribution Record Date: means the date on which the Confirmation Order is signed.

                  Effective Date: means the first Business Day:

                  (a) that is at least 11 days after the Confirmation Date;

                  (b) on which no stay of the Confirmation Order is in effect;
                      and

                  (c) on which all conditions in Article XII of the Plan have been satisfied or have been waived as provided in the Plan.

                  Employee Claim: means an Unsecured Claim based on salaries, wages, sales commissions, expense reimbursements, accrued vacation pay, health-related benefits, incentive programs, employee compensation guarantees, severance or similar employee benefits.

                  Estate: means the estate created upon the commencement of each Case as to each Debtor by Section 541 of the Bankruptcy Code.

                  Exempt Tax: means any stamp, recording or similar tax or charge (including any penalties, interest or additions thereto) within the meaning of Section 1146(c) of the Bankruptcy Code that may be imposed by the laws of any state upon the transactions contemplated under, or necessary for the success of, the Plan, including without limitation, any mortgage recording, securities transfer, deed, realty transfer, documentary transfer or gains taxes.

                  Expansion Wraparound Note: means the promissory note in the original principal amount of $17,000,000, dated as of March 17, 1986, given by ACBA to CPPI, and all amendments thereto prior to the date hereof.

                  Fee Application: an application of a professional Person under
Section 330, 503 or 506(b) of the Bankruptcy Code for allowance of compensation and reimbursement of expenses in any Chapter 11 Case.

                  Fee Claim: a Claim under Section 330, 503 or 506(b) of the Bankruptcy Code for allowance of compensation and reimbursement of expenses in any Chapter 11 Case.

                  FF&E Notes: means those certain promissory notes of various dates given by ACBA to CPPI evidencing loans made by CPPI to ACBA under the Wraparound Mortgage to fund the purchase of certain furniture, fixtures, equipment and other capital items.

                  Filing Date: means with respect to the Corporation and CPPI, August 16, 1999, and with respect to ACBA, October 5, 1999.

                  Final Order: means an order, ruling or judgment that is no longer subject to review, modification or amendment by appeal or writ of certiorari.

                  First Mortgage means the non-recourse first mortgage upon the Hotel Assets and all related security agreements and assignments granted by ACBA to or for the benefit of the holders of the First Mortgage Notes, and all amendments thereto prior to the date hereof.

                  First Mortgage Notes: means the 11-3/4% First Mortgage Notes Due 2002, issued and outstanding under the First Mortgage Notes Indenture.

                  First Mortgage Note Claim: means any Claim against the Debtors by any Holder of a First Mortgage Note, including pursuant to or arising under the First Mortgage Notes, the First Mortgage, the CPPI Guaranty, the First Mortgage Notes Indenture, the Collateral Trust Agreement and the Security Documents.

                  First Mortgage Notes Indenture: means that certain Indenture, dated as of January 31, 1994, among the Corporation, CPPI and the Indenture Trustee, pursuant to which the First Mortgage Notes were issued, and all amendments thereto prior to the date hereof.

                  General ACBA Claim: means any unsecured claim against ACBA, other than an Intercompany Claim.

                  General Corporation Claim: means any Unsecured Claim against the Corporation other than an Intercompany Claim.

                  General CPPI Claim: means any Unsecured Claim against CPPI other than an Intercompany Claim.

                  Holder: means the beneficial owner of any Claim or Interest.

                  Hotel Assets: means the buildings, valet parking facility, and non-gaming, depreciable, tangible personal property and the underlying land of the Claridge Hotel and Casino, which are owned by ACBA and leased to CPPI pursuant to the Operating Leases.

                  Impaired: means any Claim or Interest that is impaired within the meaning of section 1124 of the Bankruptcy Code.

                  Indenture Trustee: Bank of New York, in its capacity as successor trustee and IBJ Whitehall Bank & Trust Company, in its capacity as indenture trustee under the First Mortgage Notes Indenture.

                  Intercompany Claim: means any Claim against one Debtor held by any other Debtor.

                  Interests: means the collective reference to the ACBA Interests, the Corporation Interests and the CPPI Interests.

                  Local Rules: means the Local Bankruptcy Rules of the District of New Jersey, as applicable to the Chapter 11 Cases.

                  Maximum Unsecured Claim Limit: shall have the meaning ascribed to such terms in Section 5.4 of the Plan.

                  Miscellaneous Secured Claim: means any Claim, other than a First Mortgage Note Claim, that is a Secured Claim.

                  New Collateral Trust Agreement: means the new collateral trust agreement to be executed by the Reorganized Claridge Debtors and the New Notes Indenture Trustee under the New Notes Indenture.

                  New Common Stock: means the shares of Common Stock of the Reorganized Corporation to be issued pursuant to the terms of the Plan and having the relative rights as set forth in the Restated Certificate of Incorporation, in accordance with the exemption from registration under Section 1145 of the Bankruptcy Code.

                  New CPPI Guaranty: means the new guaranty to be issued by the Reorganized CPPI to the holders of the New Notes, to the extent Class 3, as a class votes to accept the Plan.

                  New Notes: means the notes in the principal face amount of $15,000,000 that shall be issued by the Reorganized Corporation to the holders of the First Mortgage Notes, on the Effective Date pursuant to this Plan and pursuant to the exemption from registration under Bankruptcy Code Section 1145, to the extent Class 3, as a class, votes to accept the Plan.

                  New Notes Collateral: means all of the Debtors' Assets, including the Hotel Assets, the Self-Parking Garage and the Reorganized CPPI Common Stock.

                  New Notes Indenture: means the trust indenture in accordance with which the New Notes will be issued, to the extent Class 3, as a class, votes to accept the Plan.

                  New Notes Mortgage: means the mortgage and security agreement from the Reorganized CPPI to the New Notes Trustee upon the New Notes Collateral that constitutes real property to secure the New Notes, to the extent Class 3, as a class, votes to accept the Plan.

                  New Notes Security Documents: means, collectively, the New Collateral Trust Agreement, the New Notes Mortgage, the Reorganized Corporation Pledge Agreement, the Reorganized CPPI Pledge Agreement, the Reorganized CPPI Cash Collateral Pledge Agreement, the Reorganized CPPI Security Agreement, the Reorganized CPPI Trademark Security Agreement, the Reorganized Corporation Security Agreement, the Reorganized Corporation Cash Collateral Pledge Agreement, the Reorganized CPPI Assignment of Leases and Rents and Other Contracts, and any and all pledges, security agreements, guaranties, financing statements, filings, instruments or other agreements or assignments executed by the Reorganized Corporation, or Reorganized CPPI in order to evidence, secure, perfect, notice or guaranty the New Notes or the New CPPI Guaranty.

                  New Notes Trustee: means the financial institution which will serve as trustee under the New Notes Indenture, to the extent Class 3, as a class, votes to accept the Plan.

                  NJCCC: means the New Jersey Casino Control Commission.

                  Operating Leases: means the collective reference to the Operating Lease Agreement between ACBA, as lessor, and CPPI, as lessee, dated as of October 31, 1993, and the Expansion Operating Lease Agreement between ACBA, as lessor, and CPPI, as lessee, dated as of March 17, 1986 and, in each case, all amendments thereto prior to the date hereof.

                  Person: means any individual, corporation, limited or general partnership, joint venture, association, joint stock company, limited liability company, estate, person, trust, trustee, United States trustee, unincorporated organization, government, governmental unit (as defined in the Bankruptcy Code) or political subdivision thereof, agency, or other person.

                  Plan: means this Joint Chapter 11 Plan, as altered, amended or modified from time to time by the Proponents in accordance with the Bankruptcy Code, the Bankruptcy Rules and this Plan.

                  Plan Securities: means the New Notes and the New Common Stock.

                  Priority Claim: means any Claim, other than a Priority Tax Claim or an Administrative Expense Claim, which is entitled to priority in payment under section 507(a) of the Bankruptcy Code.

                  Priority Tax Claim: Any Claim which is entitled to priority in payment under section 507(a)(8) of the Bankruptcy Code.

                  Record Date means the date on which Creditors entitled to vote on the Plan are determined by their record ownership of Claims, which date shall be the date of entry of an Order of the Bankruptcy Court approving the Disclosure Statement.

                  Related Documents: means the Collateral Trust Agreement and the Security Documents.

                  Reorganized Claridge Debtors: means Reorganized CPPI and Reorganized Corporation.

                  Reorganized Corporation: Corporation, from and after the Effective Date.

                  Reorganized CPPI: CPPI, from and after the Effective Date.

                  Reorganized CPPI Interests: means the stock of Reorganized CPPI pledged by the Reorganized Corporation to the New Notes Trustee to secure the obligations under the New Notes.

                  Restated Bylaws: The Bylaws of the Reorganized Corporation, as amended and restated pursuant to this Plan.

                  Restated Certificate of Incorporation: The certificate of incorporation of the Reorganized Corporation, as amended and restated pursuant to this Plan.

                  Restructuring Agreement: means the agreement, dated October 27, 1988, among the Corporation, CPPI, DEWNJ, ACBA, Robert Swanson, Everett Mangam, T. Edward Plant, Anthony Atchley, Gerald Heetland, AC Boardwalk Partners Corp. and First Fidelity Bank, National Association, New Jersey, to restructure the financial obligations of the Corporation and CPPI.

                  Schedules: means the schedules of assets and liabilities and statement of financial affairs, as may have been amended from time to time, filed by each of the Debtors pursuant to Bankruptcy Rule 1007.

                  Secured Claim: A Claim under Bankruptcy Code ss. 506 arising on or before the relevant Filing Date that is secured by a valid, perfected, enforceable and non-avoidable lien on property of a Debtor or that is subject to setoff under Bankruptcy Code ss. 553, to the extent of the value of the interest of the Holder of such Claim in the Debtor's interest in the property, or to the extent of the amount of the setoff, as applicable, provided, however, that if the Holder's Class timely elects application of Bankruptcy Code ss. 1111(b)(2), each Holder's Claim in such Class shall be a Secured Claim in the full amount of the Holder's Allowed Claim.

                  Security Documents: means all other documents, pledges, agreements, guarantees, subordination agreements, assignments or other documents between the Debtors, the Indenture Trustee or the First Mortgage Note holders which grant or evidence any legal, contractual or equitable right or remedy of the holders of the First Mortgage Notes or the Indenture Trustee in, to or against the Debtors or their property, including the CPPI Cash Collateral Pledge, the CPPI Security Agreement, the Corporation Pledge Agreement, the Partnership Cash Collateral Pledge and the Partnership Security Agreement as such terms are defined in the First Mortgage Notes Indenture.

                  Self-Parking Garage: means that certain parcel of real property together with the improvements thereon owned by CPPI on which is operated a 24-hour self-parking garage.

                  Trade Claim: An Unsecured Claim of any Person against any of the Debtors for goods provided and/or services rendered in the ordinary course by such Person to such Debtor.

                  United Way: means the Valley of the Sun United Way.

                  Webb: means Del Webb Corporation, an Arizona corporation.

                  Unsecured Claim: Any Claim other than a Miscellaneous Secured Claim, an Administrative Expense, a Priority Claim or a Priority Tax Claim.

                  Wraparound Mortgage: The Expandable Wraparound Mortgage and Security Agreement between ACBA, as Mortgagor, and CPPI, as Mortgagee, dated as of October 31, 1983, and all amendments thereto prior to the date hereof.

                  Wraparound Note: The promissory note in the original principal amount of $127,000,000 dated as of October 31, 1983, given by ACBA to CPPI, and all amendments thereto prior to the date hereof, that matures on September 30, 2005.

         1.2 Document References. All references to documents shall include all addenda, exhibits and schedules attached thereto or referred to therein.

         1.3 Other Definitions. A term used and not defined herein, but that is defined in the Bankruptcy Code, shall have the meaning set forth therein. The words "herein," "hereof," "hereto," "hereunder," and others of similar import refer to the Plan as a whole and not to any particular section, subsection, or clause contained in the Plan. The word "including" shall mean "including, without limitation." The singular shall include the plural and vice versa unless the context otherwise requires.

                                   ARTICLE II

                     ADMINISTRATIVE AND PRIORITY TAX CLAIMS

         2.1 Administrative Expense Claims. Except as set forth in section 2.3 below, Allowed Administrative Expense Claims (other than Claims for compensation and reimbursement of expenses of Professionals) will be paid in full, in Cash, on the Effective Date, or, if such Claim becomes Allowed after the Effective Date, within five (5) days after such Claim becomes Allowed. Any fees due and owing to the United States Trustee shall be paid in full on the Effective Date, or as soon thereafter as practicable. All requests by Professionals for final allowance of compensation and reimbursement of expenses accrued as of the Confirmation Date must be filed with the Court within sixty (60) days of the Confirmation Date and will be paid within five (5) days after such Claims become Allowed. For the period arising from and after the Effective Date, including with respect to ACBA through its dissolution date and the completion of its windingup, fees or expenses incurred by ACBA or the Reorganized Claridge Debtors, as the case may be, shall be paid by ACBA or the Reorganized Claridge Debtors, as the case may be, when and to the extent such fees or expenses become due and payable without further order of the Bankruptcy Court. The estimated amount of unpaid fees and expenses of Professionals as of the Effective Date will be deposited by the Debtors in one or more segregated accounts on the Confirmation Date. Such escrowed funds shall be used to pay Allowed Administrative Expense Claims of Professionals and any funds remaining after making all such payments shall revest in the Reorganized CPPI. The Reorganized Claridge Debtors shall also assume the expense and cost (but not any underlying tax liability owed by a general partner or a limited partner) related to any tax inquiry, audit or appeal of any tax liability of a general partner or ACBA. Notwithstanding anything in the Plan to the contrary, Administrative Claims of the United States Trustee for fees pursuant to 11 U.S.C. ss. 1930(a)(6) shall be paid in accordance with the applicable schedule for payment of such fees.

         2.2 Source of Funding. The source of funding to satisfy Administrative Expense Claims shall be from cash on hand as of the Effective Date or, to the extent such Claim is not due and payable until after the Effective Date, from cash on hand of the Reorganized Claridge Debtors.

         2.3 Bar Date for Administrative Expense Claims.

         (a) In General. Unless the payment date is otherwise established by an Order of the Bankruptcy Court, and other than Administrative Expense Claims of Professionals, requests for payment of Administrative Expense Claims must be filed and served on the Debtors no later than thirty (30) days after the Effective Date. Any Person that is required to file and serve a request for payment of an Administrative Expense Claim and that fails to timely file and serve such request, shall be forever barred, estopped and enjoined from asserting such Claim against the Debtors, the Estates of the Debtors or their respective property. The administrative bar date shall not apply to fees payable to the United States Trustee pursuant to 11 U.S.C.ss. 1930(a)(6).

         (b) Professionals. Professionals or other Persons requesting compensation or reimbursement of expenses pursuant to sections 327, 328, 330, 331, 503(b) and 1103 of the Bankruptcy Code for services rendered before the Confirmation Date shall file an application for final allowance of compensation and reimbursement of expenses no later than sixty (60) days after the Confirmation Date. Objections to applications of professionals or other Persons for compensation or reimbursement of expenses must be filed no later than ninety
(90) days after the Confirmation Date.

         (c) Ordinary Course Liabilities. Holders of Administrative Expense Claims arising in the ordinary course of the Debtor's Chapter 11 Case and holders of Claims and obligations assumed by the Reorganized Claridge Debtors under this Plan shall not be required to file any request for payment of such Claims. All Administrative Operating Expense Claims which are not due and payable by their terms as of the Confirmation Date shall be assumed by the Reorganized Claridge Debtors, and paid in accordance with their terms, subject to all applicable offsets and defenses which the Debtors may hold to payment of such Claims.

         2.4 Priority Tax Claims. At the option of the Debtors, each holder of an Allowed Priority Tax Claim asserted against the Debtors arising in the ordinary course of the Debtors' Chapter 11 Cases shall be paid the full amount of the Allowed Priority Tax Claim, (a) in Cash, on the later of (i) the Effective Date (or as soon thereafter as is practicable), or (ii) the first Business Day after such Claim becomes an Allowed Claim (or as soon thereafter as is practicable); or (b) in equal quarterly installments of principal and interest at the applicable legal rate over a period not to exceed six (6) years from the date of assessment of such Priority Tax Claim. The source of funding for Allowed Priority Tax Claims against the Debtors' Estates shall be from cash on hand of the Reorganized Claridge Debtors.

         2.5 Indenture Trustee Fees and Expenses. On or prior to the Effective Date, the Indenture Trustee shall furnish to the Debtors a certification stating
(i) the aggregate amount of its previously invoiced but then unpaid fees and unreimbursed expenses (including the fees and expenses of its counsel and advisors), and (ii) an estimate of such fees and expenses from the latest date covered by its last invoice to and including the Effective Date and an estimate of any part-Effective Date fees and expenses. On the Effective Date, in satisfaction of the Indenture Trustee's unpaid fees and expenses, the Indenture Trustee shall retain from cash held by the Indenture Trustee an amount of cash equal to the aggregate amount stated in its aforementioned certification. Such amount shall be in addition to the amount previously retained by the Indenture Trustee in payment of its fees and expenses incurred both prior to and after the Petition Date. The Indenture Trustee shall not be required to file an application with respect to its fees and expenses and the fees and expenses of its retained professionals unless the Bankruptcy Court shall have entered a Final Order requiring that such application be made. The Indenture Trustee shall reserve its rights to assert that it is not required to obtain Bankruptcy Court approval of such fees and expenses. If a Final Order requires the filing of an application by the Indenture Trustee and its retained professionals in connection with the fees and expenses of the Indenture Trustee, the Indenture Trustee and its professionals shall be entitled to retain all monies received in payment of their respective fees and expenses unless the Bankruptcy Court by Final Order shall award a lesser amount, in connection with any such fee application. In the event that the cash held by the Trustee is insufficient to pay its unpaid invoiced fees and expenses, the Debtors shall pay to the Indenture Trustee such shortfall in cash on the Effective Date.

         The amount of any estimated fees and expenses not covered by an invoice on the Effective Date including the estimated costs related to any fee application(s) and any appeals relating to any disposition thereof will be held in trust, in a segregated interest bearing money market account (the "Segregated Account") by the Indenture Trustee, if the cash held by the Indenture Trustee is sufficient or by Reorganized CPPI, if additional cash is required to pay the estimated unpaid fees and expenses of the Indenture Trustee, until final invoices are presented to the Debtors and until any fee application and any appeals relating to any disposition thereof have been determined. The Indenture Trustee and Reorganized CPPI, to the extent to which each is entitled to the funds so held in the Segregated Account, shall also be entitled to interest and income earned on the portion of the funds payable to the Indenture Trust and Reorganized CPPI, respectively. Upon receipt of certification of such final invoices and approval by the Bankruptcy Court, if so required, such amount shall be paid to the Indenture Trustee from the Segregated Account together with interest thereon and the balance shall be released to Reorganized CPPI. Except for those funds held in the Segregated Account as provided above, any excess cash remaining within the possession, custody or control of the Indenture Trustee, including funds held in the AOB Escrow Account, shall be deemed exclusively to be the property of Reorganized CPPI and shall be remitted to CPPI within ten days of the Effective Date.

         Distributions made to the holders of First Mortgage Note Claims pursuant to the Plan will be subject to the lien rights of the Indenture Trustee until the Indenture Trustee's fees and expenses are paid in full. The Confirmation Order shall provide that the Indenture Trustee charging lien shall attach to all cash to be distributed to it under the Plan and all distributions to the Holders of the First Mortgage Notes until the aggregate amount stated in its certifications has been paid in full and, if a fee application is required to be filed, any and all fees and expenses related thereto including any appeals from the disposition thereof. The Indenture Trustee charging lien shall remain on the funds in the Segregated Account until the final invoice is paid in full.

                                   ARTICLE III

                     CLASSIFICATION OF CLAIMS AND INTERESTS

         3.1 Classification of Claims. Pursuant to section 1122 of the Bankruptcy Code, set forth below is a designation of classes of Claims and Interests.

         (a) Administrative Expense Claims and Priority Tax Claims of the kinds specified in Sections 507(a)(1) and 507(a)(8) of the Bankruptcy Code (set forth in Article IV, below) have not been classified and are excluded from the following classes in accordance with Section 1123(a)(1) of the Bankruptcy Code.

         3.2 Class 1: Priority Claims. This class consists of all Priority Claims that are not claims of the type referred to in Section 2.4 hereof.

         3.3 Class 2: Miscellaneous Secured Claims. This class consists of all Miscellaneous Secured Claims.

         3.4 Class 3: First Mortgage Note Claims. This class consists of all First Mortgage Note Claims, including any Claim held by the holders of the First Mortgage Notes against any of the Debtors under the First Mortgage Notes, the First Mortgage Notes Indenture, the First Mortgage or the CPPI Guaranty, including any Deficiency Claim.

         3.5 Class 4: General Corporation Claims. This class consists of all General Corporation Claims against the Corporation, other than claims that elect to be treated as a Class 6 Convenience Class Claim.

         3.6 Class 5: General CPPI Claims. This class consists of all General CPPI Claims (including Trade Claims against CPPI and Employee Claims) other than claims that elect to be treated as a Class 6 Convenience Class Claim.

         3.7 Class 6: ACBA, CPPI and Corporation General Convenience Class Claims. This class consists of all General CPPI Claims, General Corporation Claims and General ACBA Claims that elect to be treated as Convenience Class Claims.

         3.8 Class 7: General ACBA Claims. This class consists of General ACBA Claims.

         3.9 Class 8: Intercompany Claims. This class consists of all Intercompany Claims.

         3.10 Class 9: Contingent Payment Rights Claims. This class consists of all Allowed Contingent Payment Rights Claims.

         3.11 Class 10: Contingent Payment Claims. This class consists of all Allowed Contingent Payment Claims.

         3.12 Class 11: Corporation Interests. This class consists of all Corporation Interests.

         3.13 Class 12: CPPI Interests. This class consists of all CPPI
Interests.

         3.14 Class 13: ACBA Interests. This class consists of all ACBA
Interests.

         3.15 Classification Rules. A Claim is in a particular Class only to the extent that the Claim qualifies within the description of Claims of that Class, and such Claim is in a different Class to the extent that the remainder of the Claim qualifies within the description of the different Class. Pursuant to section 1123(a)(4) of the Bankruptcy Code, all Allowed Claims of a particular Class shall receive the same treatment unless the Holder of a particular Allowed Claim agrees to a less favorable treatment for such Allowed Claim. For purposes of the Plan, and pursuant to section 510(a) of the Bankruptcy Code, the Plan shall give effect to subordination agreements which are enforceable under applicable non-bankruptcy law, except to the extent the beneficiary or beneficiaries thereof agree to less favorable treatment. The Plan shall also give effect to the subordination rules of sections 510(b) and (c) of the Bankruptcy Code. The inclusion of a Creditor by name in any Class is for purposes of general description only, and includes all Persons claiming as beneficial interest holders, assignees, heirs, devisees, transferees or successors in interest of any kind of the Creditor named.

                                   ARTICLE IV

 IDENTIFICATION OF CLASSES OF CLAIMS AND INTERESTS IMPAIRED AND NOT IMPAIRED BY
                                    THIS PLAN

         4.1 Classes of Claims Impaired by this Plan and Entitled to Vote. First Mortgage Note Claims (Class 3), General Corporation Claims (Class 4), General CPPI Claims (Class 5), General ACBA Claims (Class 7), and Intercompany Claims (Class 8) are Impaired by this Plan, are receiving distributions under the Plan and, therefore, the holders of Allowed Claims in Classes 3, 4, 5, 7 and 8 are entitled to vote to accept or reject this Plan.

         4.2 Classes of Claims and Interests Impaired by this Plan and Deemed to Reject this Plan. Holders of Allowed Contingent Payment Rights Claims (Class 9), Allowed Contingent Payment Claims (Class 10), Corporation Interests (Class 11) and ACBA Interests (Class 13) are Impaired and do not receive or retain any property under this Plan. Under section 1126(g) of the Bankruptcy Code, the holders of such Claims and Interests are deemed to reject this Plan and the votes of such holders will not be solicited.

         4.3 Classes of Claims and Interests Not Impaired by this Plan and Conclusively Presumed to Accept this Plan. Priority Claims (Class 1), Miscellaneous Secured Claims (Class 2), Convenience Class Claims (Class 6) and CPPI Interests (Class 12) are not Impaired by this Plan. Under section 1126(f) of the Bankruptcy Code, the holders of such Claims and Interests are conclusively presumed to accept this Plan, and the votes of such holders will not be solicited.

                                    ARTICLE V

                PROVISIONS FOR TREATMENT OF CLAIMS AND INTERESTS

         5.1 Priority Claims (Class 1). Each holder of an Allowed Priority Claim shall be paid the Allowed amount of such Claim, including all applicable interest and other charges to which the Holder of such Allowed Priority Claim may be entitled under applicable law or contract, to the extent permitted under the applicable provision of section 507(a), in Cash, on the later of: (a) the Effective Date (or as soon thereafter as is practicable) or (b) the first Business Day after such Claim becomes an Allowed Claim (or as soon thereafter as is practicable).

         5.2 Miscellaneous Secured Claims (Class 2). With respect to an Allowed Miscellaneous Secured Claim, the Holder of such Allowed Claim shall receive, at the sole option of the Reorganized Corporation, (a) the unaltered legal, equitable and contractual rights to which the Miscellaneous Secured Claim entitles the Holder of such Claim, (b) such other treatment that will render such Miscellaneous Secured Claim unimpaired under section 1124 of the Bankruptcy Code, (c) the transfer and surrender of all collateral securing such Claim to such Holder, without representation or warranty by or recourse against either Debtor, or (d) will be treated in accordance with an agreement between the Proponents and the Holder of such Claim. In the event that the treatment provided in subparagraphs (a), (b) or (c) above results in payment to such Creditor of less than the Allowed amount of its Claim, it shall be entitled to assert a General Unsecured Claim against the Debtors that it remains liable thereon for any deficiency.

         5.3 First Mortgage Note Claims (Class 3). Upon the Effective Date, any Claim held or asserted by the holders of the First Mortgage Notes against the Claridge Debtors and ACBA, including any Deficiency Claim, and including any Claim evidenced by or under the First Mortgage Notes, the Security Documents, the CPPI Guaranty, the First Mortgage or the First Mortgage Notes Indenture, shall be extinguished, discharged and released and any mortgage, lien or encumbrance securing such Claim, including any interest in the funds held in the AOB Escrow Account, shall be discharged, waived and released upon receipt of the distributions provided under paragraph (a) or (b) of this Section 5.3, as applicable. Under the Plan, holders of Allowed Class 3 Claims will receive one of the following two treatments depending upon whether holders of Allowed Class 3 Claims, as a class, vote to accept or reject the Plan.

                  (a) Acceptance by Class 3 of the Plan. Provided holders of Allowed Class 3 claims vote, as a class, to accept the Plan, each holder of a First Mortgage Note Claim in full, complete and final satisfaction thereof, shall receive pari passu and pro rata one hundred percent (100%) of the New Common Stock and one hundred (100%) percent of the New Notes. As a result of the effectuation of the Plan, holders of the First Mortgage Notes shall not share or receive any distribution from any of the Debtors' Assets upon any alleged deficiency claim, if such exists, with holders of Allowed Claims in Classes 4, 5, 6 and 7 or otherwise from the Reorganized Claridge Debtors or their assets. The New Notes shall (i) accrue and pay interest at the rate of eight percent (8%) per annum; (ii) constitute an obligation of the Reorganized Corporation which obligation shall be guaranteed by CPPI pursuant to the New CPPI Guaranty;
(iii) be secured by a trust lien and security interest in the New Notes Collateral, pursuant to the New Notes Mortgage and the New Notes Security Documents and by a pledge by Reorganized Corporation of its Interests in the Reorganized CPPI; (iv) mature upon the tenth (10th) anniversary date of the Effective Date; (v) be pre-payable, in whole or in part, at any time without penalty; (vi) commence paying interest six (6) months from the Effective Date and, thereafter, pay interest in arrears every six (6) months until the maturity date of the New Notes; and (vii) contain other usual and customary terms and provisions. A copy of the New Note, the New CPPI Guaranty, the New Notes Mortgage are attached hereto as Exhibits "A", "B" and "C."

                  (b) Rejection by Class 3 of the Plan. Notwithstanding anything in this Plan to the contrary, if Class 3, as a class, does not vote to accept the Plan, the Debtors will ask that the Bankruptcy Court confirm the Plan over the rejection of the Plan by Class 3, as a class. In full, complete and final satisfaction of any and all Claims held by the holders of Class 3 Claims, including any Deficiency Claims, to the extent such a claim exists, against the Debtors or their property, holders of Allowed Class 3 claims will no longer have the option to receive the New Notes but instead will receive pari passu and pro rata the New Common Stock.

         5.4 General Corporation Claims (Class 4). Subject to the Maximum Unsecured Claim Limit, each Holder of an Allowed General Corporation Claim shall receive the lesser of (a) the pro rata share of the Maximum Unsecured Claim Limit determined by dividing the Holder's Allowed Classes 4, 5 or 7 Claim by the sum of (i) all Allowed Claims in Classes 4, 5 and 7 and (ii) until all Disputed Claims in Classes 4, 5 and 7 have been allowed or disallowed, all Disputed Claims, and (b) one hundred percent (100%) of such holder's Claim, without interest, payable in six (6) equal, annual installments over five (5) years commencing upon the Effective Date. The balance of any amount owed to the holders of Allowed General Corporation Claims, once all Disputed Claims in Classes 4, 5 and 7 have been resolved or reserved for in accordance with the Plan, can be paid in full at any time by the Reorganized Corporation without penalty up to the Maximum Unsecured Claim Limit. The Reorganized Claridge Debtors shall covenant and agree that the balance of any amount then outstanding and owed to holders of Class 4, 5 and 7 Allowed Claims shall be satisfied in full upon a sale of substantially all of the New Notes Collateral or, to the extent issued under the Plan, a refinance and payment in full of the New Notes.

         The maximum aggregate obligation that the Reorganized Claridge Debtors shall have to holders of Allowed Class 4, 5 and 7 Claims is $5,500,000 (the "Maximum Unsecured Claim Limit"). The Reorganized Claridge Debtors' obligation under the Plan to make any further or additional payment or payments to holders of Allowed Class 4, 5 and 7 Claims shall terminate and be deemed satisfied when the aggregate of all prior payments to holders of Allowed Class 4, 5, and 7 Claims equals the Maximum Unsecured Claim Limit.

         5.5 General CPPI Claims (Class 5). Subject to the Maximum Unsecured Claim Limit, each holder of an Allowed General CPPI Claim shall receive the lesser, of (a) the pro rata share of the Maximum Unsecured Claim Limit determined by dividing the Holder's Allowed Classes, 4, 5 or 7 Claim by the sum of (i) all Allowed Claims in Classes 4, 5 and 7 and (ii) until all Disputed Claims in Classes 4, 5 and 7 have been allowed or disallowed, all Disputed Claims, and (b) one hundred percent (100%) of such holder's claim, without interest, payable in six (6) equal, annual installments over five (5) years commencing upon the Effective Date. The balance of any amount owed to the holders of Allowed General CPPI Claims, once all Disputed Claims in Classes 4, 5 and 7 have been resolved or reserved for in accordance with the Plan, can be paid in full at any time by Reorganized CPPI, without penalty up to the Maximum Unsecured Claim Limit. The Reorganized Claridge Debtors shall covenant and agree that the balance of any amount then outstanding and owed to holders of Class 4, 5 and 7 Allowed Claims shall be satisfied in full upon a sale of substantially all of the New Notes Collateral or, to the extent issued under the Plan, a refinance and payment in full of the New Notes.

         The maximum aggregate obligation that the Reorganized Claridge Debtors shall have to holders of Allowed Class 4, 5 and 7 Claims is the Maximum Unsecured Claim Limit. The Reorganized Claridge Debtors' obligation under the Plan to make any further or additional payment or payments to holders of Allowed Class 4, 5 and 7 Claims shall terminate and be deemed satisfied when the aggregate of all prior payments to holders of Allowed Class 4, 5, and 7 Claims equals the Maximum Unsecured Claim Limit.

         5.6 Convenience Claims (Class 6).

         (a) Eligibility. Certain creditors that otherwise would be classified as General Corporation Claims (Class 4), General CPPI Claims (Class 5) or General ACBA Claims (Class 7) shall be deemed to be a Class 6 Convenience Claim, if such holder's Allowed Claim is $2,500 or less or, subject to the eligibility requirements set forth below, a holder of an Allowed Class 4, 5 or 7 Claim is greater than $2,500 and such holder elects upon the Ballot to be classified as and receive the treatment provided for Class 6 Convenience Claims. Only those Class 4, Class 5 or Class 7 Creditors that meet the following eligibility requirement shall be permitted to be Class 6 Convenience Claims Creditors: (i) those Holders of Allowed Class 4, Class 5 or Class 7 Claims whose claim is $2,500.00 or less; or (ii) those Holders of Allowed Class 4, Class 5 or Class 7 Claims that elect to reduce voluntarily the amount of such creditor's claim to $2,500.00 upon the Holders' Ballot.

         (b) Distributions. As an alternative treatment, holders of Allowed Class 4, Class 5 or Class 7 Claims that elect to be treated as holders of Allowed Convenience Claims and/or which meet the eligibility requirement set forth herein, shall receive cash in an amount equal to 100% of such Allowed Convenience Claim on the later of the Effective Date and the date such Convenience Claim becomes an Allowed Convenience Claim.

         (c) Impairment and Voting. Due to the voluntary election to be treated as a Class 6 Creditor, holders of Allowed Class 6 Claims shall be unimpaired under the Plan. The holders of Allowed Claims in Class 6 are presumed to accept the Plan and are not entitled to vote to accept or reject the Plan.

         (d) Election to be Treated as a Convenience Claim. By checking the appropriate box on a timely cast Ballot, the holder of an Allowed General Corporation Claim or an Allowed General CPPI Claim or an Allowed General ACBA Claim in an amount greater than $2,500 may elect to reduce the amount of such holder's Allowed General Claim to $2,500 and to receive a distribution thereupon as an Allowed Class 6 Convenience Claim. By making such election, the holder of an Allowed General CPPI Claim, an Allowed General Corporation Claim or an Allowed General ACBA Claim shall thereby be deemed to waive and release Corporation or CPPI or ACBA, as the case may be, and their Estates and their property from any and all liability for such excess amount. The holder of an Allowed General CPPI Claim, an Allowed General Corporation Claim or an Allowed General ACBA Claim which timely elects to reduce the amount of its Allowed Claim shall be deemed to be the holder of an Allowed Class 6 Convenience Claim for classification, voting and all other purposes under the Plan.

         5.7 General ACBA Claims (Class 7). Subject to the Maximum Unsecured Claim Limit, to the extent any such Claims exist, each holder of an Allowed General ACBA Claim shall receive the lesser, of (a) the pro rata share of the Maximum Unsecured Claim Limit determined by dividing the Holder's Allowed Classes, 4, 5 or 7 Claim by the sum of (i) all Allowed Claims in Classes 4, 5 and 7 and (ii) until all Disputed Claims in Classes 4, 5 and 7 have been allowed or disallowed, all Disputed Claims, and (b) one hundred percent (100%) of such holder's Claim, without interest, payable in six (6) equal, annual installments over five (5) years commencing upon the Effective Date. The balance of any amount owed to the holders of Allowed General ACBA Claims, once all Disputed Claims in Classes 4, 5 and 7 have been resolved or reserved for in accordance with the Plan, can be paid in full at any time by the Reorganized Claridge Debtors without penalty up to the Maximum Unsecured Claim Limit. The Reorganized Claridge Debtors shall covenant and agree that the balance of any amount then outstanding and owed to holders of Class 4, 5 and 7 Allowed Claims shall be satisfied in full upon a sale of substantially all of the New Notes Collateral or, to the extent issued under the Plan, a refinance and payment in full of the New Notes.

         The maximum aggregate obligation that the Reorganized Claridge Debtors shall have to holders of Allowed Class 4, 5 and 7 Claims is the Maximum Unsecured Claim Limit. The Reorganized Claridge Debtors' obligation under the Plan to make any further or additional payment or payments to holders of Allowed Class 4, 5 and 7 Claims shall terminate and be deemed satisfied when the aggregate of all prior payments to holders of Allowed Class 4, 5, and 7 Claims equals the Maximum Unsecured Claim Limit

         5.8 Intercompany Claims (Class 8). Allowed Intercompany Claims shall be satisfied in full as follows: On the Effective Date, all Intercompany Claims held by ACBA against the Claridge Debtors shall be extinguished and no distribution shall be made in respect of such Claims. On the Effective Date, ACBA will sell, transfer, convey and assign, without recourse, all of its right, title and interest in and to its Assets, including, without limitation, the Hotel Assets, to CPPI free and clear of any liens, claims, or encumbrances or interests (except with respect to any liens or encumbrances classified in Class 2 or Class 3 or otherwise expressly assumed pursuant to this Plan by the Reorganized Claridge Debtors or by CPPI in writing prior to the Effective Date) in complete and full satisfaction of ACBA's obligations to CPPI, and CPPI's Claims against ACBA, including arising under Wraparound Note, the FF&E Notes and any other obligations of ACBA to CPPI, in proportion to the unpaid balances of such obligations. The transfer by ACBA to CPPI of its Assets shall be subject to the liens, mortgage and security interests held by the Indenture Trustee for the benefit of the holders of Class 3 First Mortgage Note Claims pursuant to the Security Documents to which ACBA is a party; provided, however, that any such lien shall be extinguished and discharged under the Plan in accordance with the treatment provided holders of Allowed Class 3 Claims under the Plan. The Operating Leases shall terminate without liability. All other Intercompany Claims between the Claridge Debtors and ACBA shall be deemed satisfied and released. In addition, the Reorganized Claridge Debtors shall assume all Claims against ACBA (i) asserted or held by any Person; and (ii) asserted or held by a general or limited partner of ACBA based upon a claim other than a general or limited partner of ACBA indemnification or contribution.

         Any Claim held by CPPI against Corporation shall not be affected by the Plan except that CPPI shall subordinate its Claims against Corporation to payment in full of all other Allowed Claims against Corporation, including Claims in Class 4.

         5.9 Contingent Payment Rights Claims (Class 9). On the Effective Date, all Allowed Contingent Payment Rights Claims shall be extinguished and no distribution will be made in respect of such Allowed Contingent Payment Rights Claims, including any Allowed Claims arising out of or in connection with the Debtors' rejection of the Restructuring Agreement.

         5.10 Contingent Payment Claims (Class 10). On the Effective Date, all Allowed Contingent Payment Claims shall be extinguished and no distributions will be made in respect of such Allowed Contingent Payment claims, including any Allowed Claims arising out of or in connection with the Debtors' rejection of the Restructuring Agreement.

         5.11 Corporation Interests (Class 11). The Holders of Allowed Corporation Interests will not receive or retain any property under the Plan on account of such Interests and, on the Effective Date, all such Interests shall be extinguished and cancelled.

         5.12 CPPI Interests (Class 12). On the Effective Date, the Corporation will continue to own 100% of the CPPI Interests, which will revest free and clear of any liens, claims, interests or encumbrances, subject to the pledge by Reorganized Corporation of such Interests to holders of the New Notes in accordance with the terms of the Plan.

         5.13 ACBA Interests (Class 13). The Holders of Allowed ACBA Interests will not receive or retain any property under the Plan on account of such Interests and, on the Effective Date, all such Interests shall be extinguished and cancelled.

                                   ARTICLE VI

                    UNEXPIRED LEASES AND EXECUTORY CONTRACTS

         6.1 Generally. Effective on and as of the Effective Date, all executory contracts and unexpired leases that exist between the Debtors and any Person are hereby rejected, except for any executory contracts and unexpired leases that have been specifically assumed by the Debtors with the approval of the Bankruptcy Court on or before the Effective Date or in respect of which a motion for rejection has been filed on or before the Effective Date.

         6.2 Particular Contracts.

         (a) As of the Effective Date, (i) CPPI will reject the Operating Leases as extended and amended pursuant to this Plan; and (ii) the Debtors will reject the Restructuring Agreement, and any and all agreements, contracts or other arrangements entered into in connection herewith to the extent executory as of the Effective Date.

         (b) As of the Effective Date, CPPI and the Corporation will assume (i) all employment agreements to which they are a signatory in effect as of the Effective Date; (ii) any and all collective bargaining agreements to which they are a signatory in effect as of the Effective Date; and (iii) all employee benefit plans to which they are a signatory in effect as of the Effective Date.

         (c) As of the Effective Date, the Debtors shall assume all other contracts, agreements or leases identified on Exhibit "D" hereto. All contracts or leases identified on such exhibit with ACBA shall be assigned on the Effective Date to the Reorganized CPPI.

         6.3 Assumption and Assignment. Entry of the Confirmation Order by the Clerk of the Bankruptcy Court shall constitute approval of all executory contracts and unexpired leases to be assumed by the Debtors and, as the case may be, assigned by ACBA to the Reorganized CPPI in accordance with Section 6.1 and
6.2 hereof pursuant to section 365(a) and (k) of the Bankruptcy Code.

         6.4 Rejection. Claims created by or arising in connection with the rejection of executory contracts and unexpired leases of the Debtors must be filed no later 30 days after receipt of notice of the entry of a Final Order authorizing such rejection. Any such Claims not filed within such time shall be forever barred from assertion against the Debtors, the Reorganized Corporation and the Reorganized CPPI and their property and estates. Each Claim resulting from such rejection shall constitute a Class 2 Claim if secured or a Class 4, 5, 6 or 7 Claim, as the case may be, if unsecured.

         6.5 Officers', Directors' and General Partners' Indemnification Rights. The obligations of the Debtors to indemnify their present or former directors, officers, general partners, and employees pursuant to their respective certificates of incorporation, by-laws, limited partnership agreement, contractual obligations or any applicable laws in respect of all past, present and future actions, suits and proceedings against any of such directors, officers, agents, employees and representatives based upon any act or omission related to service with, for or on behalf of any of the Debtors shall not be discharged or impaired by confirmation or consummation of this Plan, but shall survive unaffected by the reorganization contemplated by this Plan and shall be performed and honored in full by the Reorganized Claridge Debtors pursuant to the Debtors' or the Reorganized Claridge Debtors', as the case may be, by-laws, certificates of incorporation, limited partnership agreement, contractual obligations or applicable laws regardless of such confirmation, consummation and reorganization. Notwithstanding anything in the Plan to the contrary, (i) the Reorganized Claridge Debtors shall also indemnify the general partners of ACBA against any Claims asserted against ACBA by any Person other than a general or limited partner of ACBA; and (ii) on the Effective Date, any Claim held by a general partner or a limited partner of ACBA against another general partner or limited partner or against ACBA shall be deemed waived and released. The Reorganized Claridge Debtors shall also assume the expense and cost (but not any underlying tax liability owed by a general partner or a limited partner), related to any tax inquiry, audit or appeal of any tax liability of a general partner or ACBA.

         6.6 Compensation and Benefit Programs. All employee compensation and benefit plans, policies and programs of the Claridge Debtors applicable generally to their employees, as in effect on the Effective Date, including, without limitation, all savings plans, retirement plans, health care plans, disability plans, and life, accidental death and dismemberment insurance plans, shall continue in full force and effect, without prejudice to the Reorganized Claridge Debtors' rights under applicable non-bankruptcy law to modify, amend or terminate any of the foregoing arrangements.

                                   ARTICLE VII

                             DIRECTORS AND OFFICERS

         7.1 Board of Directors. The Boards of Directors of the Corporation and CPPI shall continue in place after the Effective Date until the first meeting of Holders of New Common Stock and shall be vested with activities over the Reorganized Claridge Debtors. The first meeting of Holders of New Common Stock shall occur as soon as reasonably practicable following the Effective Date, after a total of not less than fifty (50%) percent of the New Common Stock have been issued in accordance with Section 8.2 of this Plan, provided that at least one Creditor entitled to receive New Common Stock under the Plan has been qualified by the NJCC to receive its distribution of the New Common Stock or the necessity for such qualification has been waived.

         At the first meeting, Holders of New Common Stock shall be entitled to elect the Board of Directors of the Reorganized Corporation. The Board of Directors of Reorganized Corporation shall appoint the Board of Directors of the Reorganized CPPI.

         7.2 No Corporate or Partnership Action Required. As of the Effective Date, the issuance of New Notes and New Common Stock, the adoption, execution, delivery and implementation of all contracts, leases, documents, instruments, and other agreements related to or contemplated by the Plan, and the other matters provided for, under or in furtherance of the Plan involving action to be taken by or required of the Debtors shall be deemed to have occurred and be effective as provided herein, and shall be authorized and approved in all respects without further order of the Bankruptcy Court or any requirement of further action by stockholders or directors or the partners of the Debtors. All documents or instruments which must be executed and delivered by the Debtors under this Plan shall be deemed appropriately executed if signed by either of the President, Chief Executive Officer, Executive Vice President or any Vice President, or any General Partner, of the Debtors. The power of attorney in favor of the General Partners in the ACBA limited partnership agreement shall be deemed to permit the General Partners to effect the transfer of all partnership interest to Reorganized CPPI to effectuate this Plan.

         7.3 Powers and Duties of the Reorganized Claridge Debtors. From and after the Effective Date, the Reorganized Claridge Debtors shall have the powers and exercise the duties, as set forth in section 1123(b)(3) of the Bankruptcy Code, to retain, enforce, settle and prosecute all Causes of Action.

         7.4 Officers' Incentive Plan. Upon the Effective Date, the Reorganized Corporation shall, without any further approval of or order from the Bankruptcy Court, issue warrants (the "Warrants") based upon 5,000,000 shares (including officer's shares) being issued under the Plan to holders of Allowed Class 3 Claims, to CPPI's officers, to whom and in such amount and manner that the Corporation's Board of Directors shall approve on or prior to the Effective Date. If executed, the Warrants shall constitute five (5%) percent of the New Common Stock of the Reorganized Corporation on a fully diluted basis. The Warrants shall have an exercise price to be determined prior to the Effective Date equal to a proportional share of the enterprise value of the Reorganized Corporation on the Confirmation Date based upon, among other things, whether the New Notes are issued under the Plan. The Warrants cannot be exercised until the one (1) year anniversary date of the Effective Date but must be exercised within five (5) years from the Effective Date.

                                  ARTICLE VIII

                           IMPLEMENTATION OF THIS PLAN

         8.1 Vesting of Property. Except as otherwise expressly provided in this Plan, on the Effective Date, title to all property of each Debtor's estate shall vest in the Reorganized Corporation and Reorganized CPPI, as the case may be, free and clear of all Claims, liens, encumbrances, charges and Interests arising on or before the Effective Date, and the Reorganized Corporation and Reorganized CPPI may operate their respective businesses, from and after the Effective Date, free of any restrictions imposed by the Bankruptcy Code or the Bankruptcy Rules.

         8.2 Issuance of New Common Stock and New Notes. On the Effective Date, the Reorganized Corporation will issue the New Common Stock, which New Common Stock will represent 100% of the ownership and voting interest in the Reorganized Corporation. In addition, provided holders of Allowed Class 3 Claims, as a Class, vote to accept the Plan, on the Effective Date the Reorganized Corporation shall issue the New Notes.

         8.3 Fractional Interests. The calculation of the percentage distribution of the New Notes or the New Common Stock to be made to holders of Class 3 Claims may mathematically entitle the holder of such a Class 3 Claim to a fractional interest in such New Notes or the New Common Stock. For purposes of applying this section, the holders of Class 3 Claims under or evidenced by the First Mortgage Notes shall, in the case of the First Mortgage Notes held in street name, mean the beneficial holders thereof as of the Record Date.

         The number of shares of the New Notes and the New Common Stock to be received by a holder of a Class 3 Claim shall be rounded to the next lower whole number of shares. The total number of shares of the New Notes and the New Common Stock to be distributed to Class 3 Claims shall be adjusted as necessary to account for the rounding provided for in this Section. No consideration shall be provided in lieu of the fractional shares that are rounded down and not issued.

         8.4 Dissolution of ACBA. On the Effective Date, ACBA will be dissolved and shall cease to operate its business and affairs, other than (1) those actions which AC Boardwalk Partners, Inc., as general partner of ACBA, and (2) the condition of such business by the Reorganized Claridge Debtors as provided in this Plan may need take to wind-up the affairs of ACBA, including the preparation of final tax returns. AC Boardwalk Partners Inc. shall also serve as tax matter partner for the final tax returns and shall be substituted for Gerald Heetland as tax matters partner for all prior years. The Reorganized Claridge Debtors shall also assume the expense and cost (but not any underlying tax liability owed by a general partner or ACBA) related to any tax inquiry, audit or appeal of any tax liability of a general partner or ACBA.

         8.5 Cancellation of Securities, Notes or Other Instruments; Discharge of Indenture Obligations.

         (a) As of the Effective Date, any security, note or instrument evidencing a Claim or Interest that is impaired by this Plan, including without limitation the First Mortgage Notes, shall be deemed cancelled and terminated, and the obligations of the Debtors relating to, arising under, in respect of or in connection with such securities, instruments and agreements shall be discharged; provided, however, that except as otherwise provided herein, notes and other evidence of Claims shall, effective upon the Effective Date, represent the right to participate, to the extent such claims are Allowed, in the distributions contemplated by this Plan.

         (b) The First Mortgage Notes Indenture, and the obligations of the Indenture Trustee thereunder, shall be cancelled and discharged on the Effective Date, provided that nothing shall affect the Indenture Trustee's lien rights in respect of its fees and expenses.

         8.6 Surrender of Securities. Each Holder of a promissory note or other instrument evidencing a Claim impaired hereby shall surrender the same to the Reorganized Corporation and the Reorganized Corporation shall distribute or shall cause to be distributed to the Holders thereof the appropriate distribution of property hereunder. No distribution of property hereunder shall be made to or on behalf of any such Holder unless and until such promissory note or other instrument is received by the Debtors or the Reorganized Corporation, or the unavailability of such note or other instrument is established to the satisfaction of the Debtors or the Reorganized Corporation. Any such Holder that fails to surrender or cause to be surrendered such promissory note or other instrument, or to execute and deliver an affidavit of loss and indemnity satisfactory to the Debtors or the Reorganized Corporation, and, in the event that the Debtors or the Reorganized Corporation so request with respect to the First Mortgage Notes, fails to furnish a bond in form and substance (including, without limitation, with respect to amount) reasonably satisfactory to the Debtors or the Reorganized Corporation, within two years after the Confirmation Date, shall be deemed to have forfeited all Claims against the Debtor represented by such note or other instrument and shall not participate in any distribution hereunder in respect of such note or other instrument and all property in respect of such forfeited distribution, including (if applicable) interest accrued thereon, shall revert to the

Reorganized Corporation. Notwithstanding the foregoing, all Claims shall be discharged and all Interests shall be terminated by this Plan to the extent provided herein regardless of whether and when any surrender, indemnity or bond required by this Section is provided and regardless of whether the Reorganized Corporation makes a distribution hereunder in the absence of compliance by any holder of a Claim with the requirements of this Section. The Debtors or the Reorganized Corporation may waive the requirements of this Section.

              8.7 Restated Certificate of Incorporation and Restated Bylaws. On or prior to the Effective Date, the Corporation and CPPI shall execute and deliver, and file with the Secretary of State of cash of the States of New York and New Jersey, respectively, the Plan and the Confirmation Order and the Corporation shall amend its Certificate of Incorporation and Bylaws by filing with the Secretary of State of New York the Restated Certificate of Incorporation and Restated Bylaws consistent with the Plan and the requirements of the Code. Except to the extent prohibited by this Plan, after the Effective Date, the Reorganized Corporation may amend the Restated Certificate of Incorporation and may amend the Restated Bylaws in accordance with the Restated Certificate of Incorporation, such Restated By-laws or applicable state law.

              8.8 Nonvoting Stock. In accordance with section 1123 (a)(6) of the Bankruptcy Code, the certificate of incorporation of the Reorganized Corporation shall contain a provision prohibiting the issuance of nonvoting equity securities by the Reorganized Corporation.

              8.9 Authorization of Corporate Action. The entry of the Confirmation Order shall constitute a direction and authorization to and of the Debtors and the Reorganized Claridge Debtors to take or cause to be taken any corporate or partnership action necessary or appropriate to consummate the provisions of this Plan prior to and through the Effective Date without any requirement of further action by the stockholders, partners or directors of the Debtors and/or the Reorganized Claridge Debtors, (including, without limitation, the filing of or amending or restating the certificates of incorporation of the Reorganized Claridge Debtors), and all such actions taken or caused to be taken shall be deemed to have been authorized and approved by the Bankruptcy Court.

                                   ARTICLE IX

                            DISCHARGE AND INJUNCTION

              9.1 Discharge of Debtors. Except as otherwise expressly provided herein, the confirmation of this Plan shall, provided that the Effective Date shall have occurred, discharge all Claims against and Interests in the Debtors, to the fullest extent authorized or provided for by the Bankruptcy Code, including, without limitation, to the extent authorized or provided for by section 1141 thereof.

              9.2 Injunction. Except as otherwise expressly provided herein, the entry of the Confirmation Order shall, provided that the Effective Date shall have occurred, permanently enjoin all Persons that have held, currently hold or may hold a Claim, or other debt or liability receiving treatment pursuant to this Plan or who have held, currently hold or may hold an Interest, in any Debtor from taking any of the following actions in respect of such Claim, debt or liability or such Interest: (a) commencing, conducting or continuing in any manner, directly or indirectly, any suit, action or other proceeding of any kind against the Debtors, the Reorganized Claridge Debtors, their property or their respective officers, directors, employees or the General Partners of ACBA; (b) enforcing, levying, attaching, collecting or otherwise recovering in any manner or by any means, whether directly or indirectly, any judgment, award, decree or order against the Debtors, the Reorganized Claridge Debtors, their property or their respective officers, directors, employees or the General Partners of ACBA; (c) creating, perfecting or enforcing in any manner, directly or indirectly, any lien or encumbrance of any kind against the Debtors, the Reorganized Claridge Debtors, their property or their respective officers, directors, employees or the General Partners of ACBA; (d) asserting any setoff, right of subrogation or recoupment of any kind, directly or indirectly, against any debt, liability or obligation due to the Debtors, the Reorganized Claridge Debtors, their property or their respective officers, directors, employees or the General Partners of ACBA; and (e) proceeding in any manner in any place whatsoever that does not conform to or comply with or is inconsistent with the provisions of this Plan. In addition, in consideration of the treatment provided to ACBA, its estate, creditors and Interest holders, the occurrence of the Effective Date shall constitute a release, waiver and discharge of any and all Claims the general partners and the limited partners of ACBA may have against one another in connection with or relating to ACBA, the operation of its business and the discharge and execution of any duties or obligations owed by a general partner or a limited partner to any other general partner or limited partner.

              9.3 Exculpation. Neither the Reorganized Claridge Debtors, nor any creditors' committee, the General Partners of ACBA, nor any of their respective members, officers, directors, shareholders, employees, agents, attorneys, accountants or other advisors shall have or incur any liability to any Holder of a Claim or Interest for any act or failure to act in connection with, or arising out of, the pursuit of confirmation of this Plan, the consummation of this Plan or the administration of this Plan or the property to be distributed under this Plan, except for any act or failure to act that constitutes willful misconduct or recklessness as determined pursuant to a Final Order, and in all respects, such Persons (a) shall be entitled to rely upon the advice of counsel with respect to their duties and responsibilities under this Plan, and shall be fully protected from liability in acting or in refraining from action in accordance with such advice and (b) shall be fully protected from liability with respect to any act or failure to act that is approved or ratified by the Bankruptcy Court.

                                    ARTICLE X

                        PROVISIONS COVERING DISTRIBUTIONS

         10.1 Time of Distributions Under this Plan. Except as otherwise provided in this Plan, payments and distributions in respect of Allowed Claims shall be made by the Reorganized Claridge Debtors or ACBA, as the case may be, on or as promptly as practicable after the Effective Date.

         10.2 Compliance With Tax Requirement. With respect to the Claridge Debtors in connection with each distribution with respect to which the filing of an information return (such as an Internal Revenue Service Form 1099 or 1042) and/or withholding is required, the Reorganized Claridge Debtors shall file such information return with the Internal Revenue Service and provide any required statements in connection therewith to the recipients of such distribution, and/or effect any such withholding and deposit all moneys so withheld as required by law. With respect to any Person from whom a tax identification number, certified tax identification number or other tax information required by law to avoid withholding has not been received by the Reorganized Claridge Debtors, the Reorganized Claridge Debtors shall withhold the amount required and distribute the balance to such Person.

         With respect to ACBA, the Plan contemplates that following the Effective Date ACBA will be dissolved under applicable non-bankruptcy law. In connection therewith, AC Boardwalk Partners, Inc. shall have the power and authority to wind-up ACBA, including causing ACBA to file all necessary tax returns.

              10.3 Distribution of Unclaimed Property. Any distribution of property under the Plan which is unclaimed after two years following the Effective Date shall irrevocably revert to the Reorganized Claridge Debtors.

              10.4 Saturday, Sunday or Legal Holiday. If any payment or act under this Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on the next succeeding Business Day, but shall be deemed to have been completed as of the required date.

              10.5 Distribution Record Date. The Reorganized Claridge Debtors shall distribute, or cause to be distributed, all distributions of property to be made pursuant to this Plan to the record holders of Allowed First Mortgage Note Claims as of the Record Date. As of the close of business on the Record Date, the transfer ledgers with respect to the First Mortgage Notes shall be closed and the Reorganized Claridge Debtors and ACBA and the Indenture Trustee shall have no obligation to recognize any transfer of the First Mortgage Notes occurring thereafter.

                                   ARTICLE XI

                    PROCEDURES FOR RESOLVING DISPUTED CLAIMS

         11.1 Objections to Claims. Only Claims that are Allowed shall be entitled to distributions under the Plan. The Reorganized Claridge Debtors reserve the sole and absolute right to contest and object to any Claims filed or asserted against ACBA, Corporation or CPPI, including, without limitation, those Claims that are not listed in the Schedules, are listed therein as disputed, contingent and/or unliquidated in amount, or are listed therein at a lesser amount than asserted by the Holder of such Claim filed or asserted against ACBA, Corporation or CPPI. Unless otherwise ordered by the Bankruptcy Court, all objections to Claims (other than Administrative Expense Claims) shall be filed and served upon counsel to the Debtors, counsel to any Committee and the Holder of the Claim objected to on or before the later of (a) 90 days after the Effective Date and (b) 90 days after the date (if any) on which a proof of claim is filed in respect of such Claim, or such other date determined by the Bankruptcy Court upon motion to the Bankruptcy Court without further notice or hearing.

         11.2 Procedures For Resolving Disputed Claims. Unless otherwise ordered by the Bankruptcy Court or agreed to by written stipulation of the Reorganized Claridge Debtors or until the Reorganized Claridge Debtors' objection thereto is withdrawn, the Reorganized Claridge Debtors shall litigate the merits of each Disputed Claim until determined by a Final Order; provided, however, that (a) prior to the Effective Date, the Debtors, subject to the approval of the Bankruptcy Court, and (b) after the Effective Date, the Reorganized Claridge Debtors, subject to the approval of the Bankruptcy Court, may compromise and settle any objection to any Claim.

         11.3 Timing of Payments and Distributions With Respect to Disputed Claims. Subject to the provisions of this Plan, payments and distributions with respect to each Disputed Claim that becomes an Allowed Claim, and that would have otherwise been made had the Allowed Claim been an Allowed Claim on the Effective Date, shall be made within thirty days after the date that such Disputed Claim becomes an Allowed Claim. Holders of Disputed Claims that become Allowed Claims shall be bound, obligated and governed in all respects by the provisions of this Plan.

         11.4 Disputed Claim Reserve. In determining the amount of Distributions to be made under the Plan to holders of Allowed Claims in Classes 4, 5 and 7 the appropriate Distribution required by the Plan shall be made according to estimates and subject to the provisions of the Plan. The Disputed Claim Reserve in an amount that reasonably approximates the ratable distribution that would otherwise be made to such Claimholder assuming such claim were to be Allowed in the amount set forth on the Claimholder's proof of Claim or as estimated pursuant to agreement with the Claimholder or order of the Bankruptcy Court. In the case of the Holders of the First Mortgage Notes to the extent that it is determined that the Noteholders are entitled to Claims in Classes 4, 5 and 7 whether in respect of any Deficiency Claims or Claims under the Operating Leases or otherwise, the Disputed Claim Reserve in respect thereof shall be established based upon the proofs of claim filed by the Indenture Trustee against the respective Debtors and (a) in the case of any Deficiency Claims the value of the Collateral that secured the claims of the Indenture Trustee and the Noteholders as stipulated by the Debtors and the Indenture Trustee or determined by Final Order of the Court and (b) in the case of any rejection damages under the Operating Lease, any proof of claim relating thereto.

         11.5 Estimation of Claim. The Reorganized Claridge Debtors may, at any time, request that the Bankruptcy Court, on proper notice estimate any Disputed Claim pursuant to Section 502(c) of the Bankruptcy Code and the Bankruptcy Court will retain jurisdiction to estimate any Claim at any time during litigation concerning any objection to any Claim, including during the pendency of any appeal relating to any such objection. If the Bankruptcy Court estimates any Disputed Claim, that estimated amount will constitute either the Allowed amount of such Claim or a maximum limitation on such Claim, as determined by the Bankruptcy Court. If the estimated amount constitutes a maximum limitation on such Claim, the Reorganized Claridge Debtors may elect to pursue any supplemental proceedings to object to any ultimate Distribution to such Claim. All of the objection, estimation, settlement and resolution procedures set forth in the Plan are cumulative and not necessarily exclusive of one another. Claims may be estimated and subsequently compromised, settled, withdrawn or resolved by any mechanism approved by the Bankruptcy Court

         11.6 No Recourse to Reorganized Claridge Debtors. Notwithstanding that the Allowed amount of any particular Disputed Claim is reconsidered under the applicable provisions of the Bankruptcy Court and Bankruptcy Rules or is Allowed in an amount for which there is insufficient Cash in the relevant account to provide a recovery equal to that received by other holders of Allowed Claims in the relevant Class, no Claim holder shall have recourse to the Debtors or the Reorganized Claridge Debtors, their respective property or any of their respective professionals, or their successors or assigns, or the holder of an other Claim, or any of their respective property. However, nothing in the Plan shall modify any right of a holder of a Claim under Section 502(j) of the Bankruptcy Code. THUS, THE BANKRUPTCY COURT'S ENTRY OF AN ESTIMATION ORDER MAY LIMIT THE DISTRIBUTION TO BE MADE ON INDIVIDUAL DISPUTED CLAIMS, REGARDLESS OF THE AMOUNT FINALLY ALLOWED ON ACCOUNT OF SUCH DISPUTED CLAIMS.

         11.7 Application of Article 11 to Indenture Trustee and Noteholders' Claims. The provisions of Section 11.5 and 11.6 shall not apply to the Claims of the Noteholders or the Indenture Trustee for its fees and expenses provided for in Section 2.5 of the Plan, or the claims of the Noteholders and the Indenture Trustee, to the extent it is determined that they are entitled to claims in any of Classes 4, 5 and 7.

                                   ARTICLE XII

                  CONDITIONS TO CONFIRMATION AND EFFECTIVE DATE

         12.1 Condition Precedent to Confirmation Date.

         (a) the Bankruptcy Court has entered the Confirmation Order containing findings, supported by evidence to be introduced by the Debtors at the Confirmation Hearing, that the issuance of all Plan Securities and the execution of any required indenture and security documents in respect thereto, shall have been duly and validly authorized by all necessary corporation action; that the lien, title or another interest in collateral created by such indenture and instruments shall be valid and binding and enforceable against the Reorganized Debtors, as the case may be, and such collateral shall be subject to no prior, pari passu or subordinate encumbrances or claims except as provided for in such documents; and all other documents required under the Plan are in form and substance reasonably satisfactory to the Proponents;

         (b) the Debtors have been authorized to assume all leases and executory contracts which they may seek to assume; and

         (c) the Debtors have received the consent of any governmental units whose consent is required for confirmation;

         (d) the Bankruptcy Court shall have determined that all obligation of the Debtors are discharged pursuant to Section 1141(d) of the Code, except to the extent that such Claims and obligations are provided for in the Plan or assumed by the Reorganized Claridge Debtors hereunder.

         12.2 Conditions to Effective Date. The following conditions must occur and be satisfied on or before the Effective Date for this Plan to be effective on the Effective Date:

         (a) Confirmation Order. The Confirmation Order, in form and substance acceptable to the Debtors, shall have been signed by the Bankruptcy Court and duly entered and shall have become a Final Order.

         (b) Regulatory Approval. The NJCCC shall have issued any necessary approvals of this Plan and of the Exhibits hereto.

         (c) Timeliness. The Effective Date shall be not later than June 1,
2000.

         (d) New Notes Indenture. The New Notes Indenture shall have been qualified under the Trust Indenture Act of 1939, as amended.

         (e) Waiver of Conditions. The Proponents shall have the right to waive any of the foregoing conditions (a) to the Confirmation Date, or (b) to the Effective Date. Notwithstanding the foregoing, the Debtors may not waive conditions (b) and (d) to the Effective Date without the prior consent of the Indenture Trustee. Without limiting the foregoing, the effective Date may occur notwithstanding the pendency of an appeal of the Confirmation Order or any order related thereto so long as there is no stay in effect. The Effective Date may occur before the expiration of time to take an appeal to seek reconsideration of the Confirmation Order without the giving of any notice to any objecting party. In the event of any such appeal, the Proponents may seek the dismissal of such appeal as moot as following the Effective Date of the Plan.

                                  ARTICLE XIII

               MODIFICATION, REVOCATION OR WITHDRAWAL OF THE PLAN

         13.1 Modification of Plan. The Debtors may alter, amend or modify this Plan pursuant to section 1127 of the Bankruptcy Code at any time prior to the time that the Bankruptcy Court has signed the Confirmation Order. After such time and prior to the substantial consummation of this Plan, the Debtors may, so long as the treatment of holders of Claims and Interests under this Plan is not adversely affected, institute proceedings in Bankruptcy Court to remedy any defect or omission or to reconcile any inconsistencies in this Plan, the Disclosure Statement or the Confirmation Order and any other matters as may be necessary to carry out the purposes and effects of this Plan; provided, however, that prior notice of such proceedings shall be served in accordance with Bankruptcy Rule 2002.

         13.2  Revocation or Withdrawal of Plan.

              (a) Right to Revoke. The Debtors reserve the right to revoke or withdraw this Plan at any time prior to the Confirmation Date.

              (b) Effect of Withdrawal or Revocation. If the Debtors revoke or withdraw this Plan prior to the Confirmation Date, then this Plan shall be deemed null and void. In such event, nothing contained herein shall be deemed to constitute a waiver or release of any Claims by or against the Debtors or any other Person or to prejudice in any manner the rights of the Debtors or any Person in any further proceedings involving the Debtors.

         13.3 Nonconsensual Confirmation. The Debtors shall request that the Bankruptcy Court confirm this Plan pursuant to section 1129(b) of the Bankruptcy Code with respect to Classes 3, 4, 5, 7, 9, 10, 11 and 13 on the basis that this Plan is fair and equitable and does not discriminate unfairly with respect to such Classes.
                                   ARTICLE XIV

                            MISCELLANEOUS PROVISIONS

         14.1 Bankruptcy Court to Retain Jurisdiction. The business and assets of the Debtors shall remain subject to the jurisdiction of the Bankruptcy Court until the Effective Date. From and after the Effective Date, the Bankruptcy Court shall retain and have exclusive jurisdiction over the Reorganized Corporation and the Chapter 11 Cases to the fullest extent permissible by law, including, without limitation, for the purposes of determining all disputes and other issues presented by or arising under this Plan, including, without limitation, exclusive jurisdiction to (a) determine any and all disputes relating to Claims and the allowance and amount thereof, (b) determine any and all disputes among Creditors with respect to their Claims, (c) consider and allow any and all applications for compensation for professional services rendered and disbursements incurred in connection therewith, (d) determine any and all applications, motions, adversary proceedings and contested or litigated matters pending on the Effective Date and arising in or

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related to the Chapter 11 Cases or this Plan, (e) remedy any defect or omission or reconcile any inconsistency in the Confirmation order, (f) enforce the provisions of this Plan relating to the distributions to be made hereunder, (g) issue such orders, consistent with section 1142 of the Bankruptcy Code, as may be necessary to effectuate the consummation and full and complete implementation of this Plan, (h) enforce and interpret any provisions of this Plan, (i) determine such other matters as may be set forth in the Confirmation Order or that may arise in connection with the implementation of this Plan, and (j) determine the final amounts allowable as compensation or reimbursement of expenses pursuant to section 503(b) of the Bankruptcy Code.

         14.2 Binding Effect of this Plan. The provisions of this Plan shall be binding upon and inure to the benefit of the Debtors, the Reorganized Claridge Debtors, any holder of a Claim or Interest, their respective predecessors, successors, assigns, agents, officers and directors and any other Person affected by this Plan whether or not such Person or Holder of a Claim or Interest has accepted the Plan.

         14.3 Retiree Benefits. Except as otherwise provided in the Plan, any obligations of the Debtors to any Person for the purpose of providing or reimbursing payments for retired employees and their spouses and dependents for medical, surgical, or hospital care benefits, or benefits in the event of sickness, accident, disability, or death under any plan, fund or program (through the purchase of insurance or otherwise) maintained or established in whole or in part by the Debtors prior to the Petition Date, if any, shall be continued by the Reorganized Claridge Debtors.

         14.4 The Debtors' Causes of Action. Pursuant to section 1123(b)(3) of the Bankruptcy Code, the Reorganized Corporation and Reorganized CPPI shall retain, with the exclusive right to enforce in their sole discretion, any and all rights and causes of action of any of the Debtors, including all rights and causes of action which may exist under sections 510, 544 through 550 and 553 of the Bankruptcy Code or under similar state laws, if any, and all other rights and causes of action of a trustee and debtor-in-possession under the Bankruptcy Code (except for claims or rights which must under tax law be enforced by the tax matters partner of ACBA). Any Debtor Action Claims of ACBA will be transferred to the Reorganized CPPI under the Plan and the Reorganized CPPI shall have the exclusive right to prosecute and settle any such claims. Notwithstanding the foregoing, on the Effective Date, the Reorganized Claridge Debtors and ACBA shall each release any claim they and their respective debtor Estates may have against any of the officers and directors of the Claridge Debtors and/or against the general partners of ACBA, including any claims for indemnity or contribution.

         14.5 Setoffs. Except as otherwise provided in the Plan with respect to Intercompany Claims, the Debtors may, but shall not be required to, set off against any Claim and the distributions to be made pursuant to this Plan in respect of such Claim, any claims of any nature whatsoever which the Debtors may have against the Holder of such Claim, but neither the failure to do so nor the allowance of any Claim hereunder shall constitute a waiver or release of any such Claim the Debtors may have against such Holder.

         14.6 Captions. Article and Section captions used in this Plan are for convenience only and will not affect the construction of this Plan.



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

         14.7 Method of Notice. All notices required to be given under this Plan, if any, shall be in writing and shall be sent by first class mail, postage prepaid, or by overnight courier:

                                       If to the Claridge Debtors to:
                                       The Claridge Hotel and Casino Corporation
                                       Indiana Avenue and the Boardwalk
                                       Atlantic City, New Jersey 08401
                                       Attn.: Frank A. Bellis, Jr.

                                       with copies to:

                                       Clifford Chance Rogers & Wells LLP
                                       200 Park Avenue
                                       New York, New York 1016
                                       Attn.: Dennis J. Drebsky, Esq.

                                       If to ACBA to:

                                       c/o AC Boardwalk Partners, Inc.
                                       2880 West Meade Avenue
                                       Suite 204
                                       Las Vegas, NV  89102
                                       Attn: Anthony Atchley, President

                                       with copies to:

                                       Lowenstein Sandler PC
                                       65 Livingston Avenue
                                       Roseland, New Jersey 07068
                                       Attn: William S. Katchen, Esq.

Any of the above may, from time to time, change its address for future notices and other communications hereunder by filing a notice of the change of address with the Bankruptcy Court. Any and all notices given under this Plan shall be effective when received.

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




         14.8 Dissolution of any Committee. On the Effective Date, any Committee shall cease to exist and its members and employees or agents (including, without limitation, attorneys, investment bankers, financial advisors, accountants and other Professionals) shall be released and discharged from all further authority, duties, responsibilities and obligations relating to and arising from and in connection with the Chapter 11 Cases.

         14.9 Governing Law. Except to the extent that the Bankruptcy Code, the Bankruptcy Rules or other federal laws are applicable, the laws of the State of New Jersey shall govern the construction and implementation of, this Plan and all rights and obligations arising under this Plan.

         14.10 Time. Unless otherwise specified herein, in computing any period of time prescribed or allowed by this Plan, the day of the act or event from which the designated period begins to run shall not be included. The last day of the period so computed shall be included, unless it is not a Business Day, in which event the period runs until the end of the next succeeding day which is a Business Day.

         14.11 Section 1146 Exemption. Pursuant to section 1146(c) of the Bankruptcy Code, the issuance, transfer or exchange of any security under this Plan, or the execution, delivery or recording of an instrument of transfer pursuant to, in implementation of, or as contemplated by this Plan, or the revesting, transfer or sale of any real property of the Debtors pursuant to, in implementation of or as contemplated by this Plan shall not be taxed under any state or local law imposing a stamp tax, transfer tax or similar tax or fee. Consistent with the foregoing, each recorder of deeds or similar official for any county, city or governmental unit in which any instrument hereunder is to be recorded shall, pursuant to the Confirmation Order, be ordered and directed to accept such instrument, without requiring the payment of any documentary stamp tax, deed stamps, stamp tax, transfer tax, intangible tax or similar tax.

         14.12 Severability. In the event that any provision of this Plan is determined to be unenforceable, such determination shall not limit or affect the enforceability and operative effect of any other provisions of this Plan. To the extent that any provision of this Plan would, by its inclusion in this Plan, prevent or preclude the Bankruptcy Court from entering the Confirmation Order, the Bankruptcy Court, on the request of the Debtor, may modify or amend such provision, in whole or in part as necessary to cure any defect or remove any impediment to the confirmation of this Plan existing by reason of such provision; provided, however, that such modification shall not be effected except in compliance with Section 14.01 of this Plan.

         14.13 Subordination Rights. The classification and treatment of all Claims and Interests under the Plan shall be in full settlement and satisfaction of any contractual, legal and equitable subordination rights, whether arising under general principles of equitable subordination, section 510(c) of the Bankruptcy Code or otherwise, that a Holder of a Claim or Interest may have against other Claim Holders with respect to any distribution made pursuant to the Plan

         14.14 Satisfaction of Actions Taken. Entry of the Confirmation Order shall ratify all transactions effected by the Debtors from and including the Filing Date through the Confirmation Date. After entry of the Confirmation Order, all Creditors and Interest Holders shall be enjoined and restrained from commencing or continuing any action or proceeding arising out of or related to the consummation of the transactions contemplated by the Plan.

         14.15 Registration and Listing of New Notes and New Common Stock. After the Effective Date, the Reorganized Debtors will use their reasonable good faith best efforts to register the New Notes and New Common Stock in accordance with applicable law and to cause such securities to be listed on a national exchange; however, such securities shall be issued under this Plan in reliance on the exemption from registration provided in Section 1145 of the Bankruptcy Code, subject to the approval of the NJCC.

         14.16 No Multiple Satisfactions. Any Person that holds a Claim against more than one Debtor that arises from the same right to payment or equitable remedy that gives rise to a right to payment, such as a Holder of a Claim for a loan given to one Debtor, which loan is guaranteed by another Debtor, shall only receive a distribution as if the Person was the Holder of a Claim against one Debtor. Such distribution shall be deemed to be in full satisfaction of the Person's Claims against all Debtors.

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




         14.17 Plan Controls. In the event and to the extent that any provision of this Plan is inconsistent with the provisions of the Disclosure Statement, or any other instrument or agreement contemplated to be executed pursuant to this Plan, the provisions of this Plan shall control and take precedence.

Dated:   Camden, New Jersey
         May __, 2000
                                             Respectfully submitted,

                                             THE CLARIDGE HOTEL AND
                                                CASINO CORPORATION

                                             By:_______________________________
                                                  Frank A. Bellis, Jr.
                                                  President and Chief Executive
                                                  Officer

                                             THE CLARIDGE AT PARK PLACE,
                                                INCORPORATED

                                             By:_______________________________
                                                  Frank A. Bellis, Jr.
                                                  Chief Executive Officer

                                             ATLANTIC CITY BOARDWALK
                                                ASSOCIATES, L.P.

                                             By:  AC Boardwalk Partners, Inc.

                                             By:_______________________________
                                                  Name:  Anthony Atchley
                                                  Title: President







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




CLIFFORD CHANCE ROGERS & WELLS LLP
Co-counsel for Claridge Debtors
200 Park Avenue
New York, New York  10166
(212) 878-8000


By:__________________________________
   Dennis J. Drebsky
   A Member of the Firm
         - and

ARCHER & GREINER, P.C.
Co-counsel for Claridge Debtors
One Centennial Square
Haddonfield, NJ 08033
(856) 795-2121

By:__________________________________
   John Fiorella
   A Member of the Firm

LOWENSTEIN SANDLER PC
Counsel to ACBA
65 Livingston Avenue
Roseland, NJ 07068
(973) 597-2500

By:__________________________________
   Alan Wovsaniker
   A Member of the Firm



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